Certificate of Incorporation
REYNOLDS GROUP ISSUER (NEW ZEALAND) LIMITED 6527612
NZBN: 9429046436832
This is to certify that REYNOLDS GROUP ISSUER (NEW ZEALAND) LIMITED was incorporated under the Companies Act 1993 on the 31st day of October 2017.

Registrar of Companies 31st day of October 2017

For further details relating to this company check http://app.companiesoffice.govt.nz/co/6527612 Certificate generated 31 October 2017 03:42 PM NZDT